                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                               FLUOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

                                                          [FLUOR LOGO]

February 10, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders which will be held on Wednesday, March 8, 2000, beginning at 9:00 a.m. at the Hyatt Regency Greenville, 220 North Main Street, Greenville, South Carolina. A map showing the meeting location is included for your convenience on the back page of this booklet.

     Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                              Sincerely,

                                              /s/ PHILIP J. CARROLL, JR.
                                              PHILIP J. CARROLL, JR.
                                              Chairman and Chief Executive
                                              Officer

                                                      [FLUOR LOGO]

                               FLUOR CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 8, 2000

     The annual meeting of shareholders of Fluor Corporation will be held at the Hyatt Regency Greenville, 220 North Main Street, Greenville, South Carolina, on Wednesday, March 8, 2000, at 9:00 a.m. Eastern Standard Time, for the following purposes:

     1. To elect five Class I directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the five persons identified in the attached Proxy Statement.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed January 12, 2000, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ LAWRENCE N. FISHER
                                          LAWRENCE N. FISHER
                                          Senior Vice President -- Law and
                                          Secretary

February 10, 2000
Aliso Viejo, California

                                                      [FLUOR LOGO]

                               FLUOR CORPORATION
                            ------------------------

                                PROXY STATEMENT
                               FEBRUARY 10, 2000

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, One Enterprise Drive, Aliso Viejo, California 92656 (the "Company" or "Fluor"), of your proxy for use at the annual meeting of shareholders to be held March 8, 2000, or at any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying Proxy/Voting Instruction Card are being mailed to all shareholders on or about February 10, 2000. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and elects to vote in person.

     On January 12, 2000, the record date fixed by the Board of Directors, the Company had outstanding 76,370,706 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the meeting, except that shareholders have cumulative voting rights with respect to the election at the meeting of five directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The five nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

     Unless otherwise directed in the accompanying Proxy/Voting Instruction Card, the persons named therein will vote FOR the election of the five director nominees listed below and FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 2000. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     Under the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board, five Class I directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the Annual Meeting in 2003 and until their respective successors are elected and qualified. The Bylaws, as most recently amended by the Board on October 10, 1999, provide for thirteen directors, five serving as Class I directors, four serving as Class II directors, and four serving as Class III directors.

     Each of the five nominees listed below presently serves as a Class I director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     In the event anyone other than the five nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees in order to elect the maximum number of the nominees possible.

BIOGRAPHICAL

     The following biographical information is furnished with respect to each of the five nominees for election at the Annual Meeting as Class I directors and each of the other Class II and Class III directors whose terms will continue after the Annual Meeting.

Class I Director Nominees(1):
PHOTO
PHOTO
PHOTO
PHOTO
                PHILIP J. CARROLL, JR., age 62.
                Director, Chairman of the Board and Chief Executive Officer
                 since July 1998; Chairman of Executive Committee; joined the Company July 1998.
                Mr. Carroll was formerly President and Chief Executive Officer of Shell Oil Company, Houston, Texas, from 1993, and formerly in other positions with Shell Oil Company for more than 35 years.
                Mr. Carroll also is a director of Boise Cascade Corporation,
                 Boise, Idaho, and Vulcan Materials Company, Birmingham,
                 Alabama.

                DAVID P. GARDNER, age 66.
                Director since 1988; Chairman of Governance Committee; member of
                 Executive, Organization and Compensation and Public Policy Committees.
                Formerly President of the William and Flora Hewlett Foundation
                 from 1993 to 1999; formerly President of the University of California from 1983; and formerly President of the University of Utah from 1973.
                Dr. Gardner also is a director of First Security Corporation,
                 Salt Lake City, Utah; and the United Funds, Shawnee Mission, Kansas.

                THOMAS L. GOSSAGE, age 65.
                Director since 1997; member of Finance, Governance and
                 Organization and Compensation Committees.
                Retired Chairman, President and Chief Executive Officer of
                 Hercules Incorporated, Wilmington, Delaware, since 1997; formerly in such positions from 1991.
                Mr. Gossage also is a director of The Dial Corporation, Phoenix,
                 Arizona; and Alliant Techsystems, Inc., Hopkins, Minnesota.

                VILMA S. MARTINEZ, age 56.
                Director since 1993; Chairman of the Public Policy Committee and member of Executive, Audit and Governance Committees.
                Partner in Munger, Tolles & Olson LLP, Los Angeles, California
                 since 1982.
                Ms. Martinez also is a director of Anheuser-Busch Companies,
                 Inc., St. Louis, Missouri; Burlington Northern Santa Fe Corp., Fort Worth, Texas; Sanwa Bank California, Los Angeles, California; and Shell Oil Company, Houston, Texas.

PHOTO
                DEAN R. O'HARE, age 57.
                Director since 1997; member of Audit, Governance and
                 Organization and Compensation Committees.
                Chairman and Chief Executive Officer of The Chubb Corporation,
                 Warren, New Jersey, since 1988.

Class II Directors -- Term Expires 2001(1):

CARROLL A. CAMPBELL, JR., age 59.

Director since 1995; member of Audit, Finance and Governance Committees.

President and Chief Executive Officer of the American Council of Life Insurance,
  Washington, D.C.; formerly two-term Governor of South Carolina from 1986; formerly four-term member of the U.S. House of Representatives from 1978.

Mr. Campbell also is a director of AVX Corporation, Myrtle Beach, South
  Carolina; Norfolk Southern Corporation, Norfolk, Virginia; and Wackenhut Corporation, West Palm Beach, Florida.

LORD ROBIN W. RENWICK, age 62.

Director since 1997; member of Finance, Governance and Public Policy Committees;
  Chairman of Fluor Enterprises Limited(2) since 1996.

Deputy Chairman of Robert Fleming Holdings, Ltd., London, England, from 1996;
  former British Ambassador to the United States from 1991 to 1995.

Lord Renwick also is a director of Billiton Plc, London, England; British
  Airways, London, England; Compagnie Financiere Richemont AG, Zug, Switzerland; Liberty International Holdings, Plc, London, England; South African Breweries Plc, Johannesburg, South Africa; and Harmony Gold, Johannesburg, South Africa.

MARTHA R. SEGER, age 67.

Director since 1991; Chairman of Finance Committee and member of Executive,
  Governance and Public Policy Committees.

Economic consultant and principal of M.R. Seger & Associates, a financial and economic consulting firm, since 1994. Distinguished Visiting Professor of Finance, Adrian College, commencing 1999. Formerly Distinguished Visiting Professor of Finance, Northern Arizona University, from 1998; Visiting Professor, Hillsdale College, from 1996; Distinguished Visiting Professor of Finance, Central Michigan University, from 1995 and American Graduate School of International Management, from 1993; formerly Member, Board of Governors of the Federal Reserve System from 1984.

Dr. Seger also is a director of Kroger Company, Cincinnati, Ohio; Tucson
  Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

JAMES C. STEIN, age 56.

Director since 1997.

President and Chief Executive Officer of Fluor Global Services(3) since March
  1999; formerly President and Chief Operating Officer of Fluor Daniel, Inc.(4) from 1997 to March 1999; formerly Group President, Diversified Services, of that company from 1994; formerly President, Business Units, of that company from 1993; formerly President, Industrial Sector, of that company from 1986; joined the Company in 1964.

Class III Directors -- Term Expires 2002(1):

DON L. BLANKENSHIP, age 49.

Director since 1996; member of Finance Committee.

President and Chief Executive Officer of A.T. Massey Coal Company, Inc.(5) since
  1992; formerly President and Chief Operating Officer of that subsidiary from 1990; formerly President of Massey Coal Services, Inc.(6) from 1989; joined Rawl Sales & Processing Co.(7) in 1982.

PETER J. FLUOR, age 52.

Director since 1984; Chairman of Audit Committee and member of Executive,
  Governance and Organization and Compensation Committees. Non-Executive Chairman of the Board, January to July 1998.

President and Chief Executive Officer of Texas Crude Energy, Inc., Houston,
  Texas since 1980; joined that company in 1972.

Mr. Fluor also is a director of Ocean Energy Corporation, Houston, Texas; and a member of the advisory board of Chase Bank of Texas, N.A., Houston, Texas.

BOBBY R. INMAN, age 68.

Director since 1985; Chairman of Organization and Compensation Committee and member of Executive, Governance and Public Policy Committees.

Admiral, U.S. Navy (Retired).

Admiral Inman also is a director of Science Applications International
  Corporation, La Jolla, California; SBC Communications Inc., San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

JAMES O. ROLLANS, age 57.

Director since 1997.

President and Chief Executive Officer of Fluor Signature Services(8) since March
  1999; formerly Senior Vice President and Chief Financial Officer 1998 to June 1999 and 1992 to 1994; formerly Senior Vice President and Chief Administrative Officer 1994 to 1998; formerly Vice President, Corporate Communications from 1982 to 1992; joined the Company in 1982.

Mr. Rollans also is a director of Flowserve Corporation, Dallas, Texas.
---------------
(1) Except as otherwise indicated, all positions are with the Company.

(2) Fluor Enterprises Limited, which provides engineering, procurement and construction services in the United Kingdom of Great Britain, is an indirectly wholly-owned subsidiary of the Company.

(3) Fluor Global Services, which provides engineering, construction and program management services to governments and telecommunications companies, leases and sells construction equipment, and provides temporary staffing and other diversified services, is a division of Fluor Enterprises, Inc. (formerly known as Fluor Daniel, Inc.), an indirectly wholly-owned subsidiary of the Company.

(4) Fluor Daniel, Inc., which provided design, engineering, procurement, construction, maintenance and other diversified services to a wide range of industrial, commercial, utility, natural resources, energy and governmental clients, was renamed Fluor Enterprises, Inc. and is an indirectly wholly-owned subsidiary of the Company.

(5) A.T. Massey Coal Company, Inc. ("A.T. Massey") is an indirectly wholly-owned subsidiary of the Company, which, along with A.T. Massey's subsidiaries, conducts A.T. Massey's coal-related businesses.

(6) Massey Coal Services, Inc. is a wholly-owned subsidiary of A.T. Massey.

(7) Rawl Sales & Processing Co. is a wholly-owned subsidiary of A.T. Massey.

(8) Fluor Signature Services, which provides diversified business administration and support services, is a division of Fluor Enterprises, Inc.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the "Named Executive Officers"), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of January 12, 2000 (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as of November 30, 1999, in the Company's Savings Investment Plan, Retirement Plan and Performance Plan, by executive officers, with respect to which such officers have sole voting and investment power). Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The last column of the table combines beneficial ownership of shares of Company Common Stock with holdings of (i) Deferred Directors' Fees (which are payable in cash and described at page 24 hereof) held in an account economically equivalent to Common Stock as of December 31, 1999, by certain non-employee directors, (ii) Restricted Stock Units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock), and (iii) Shadow Stock Units held by certain Named Executive Officers (which are payable in cash). This column indicates the alignment of the named individuals and group with the interests of the Company's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company's Common Stock.

                                                                 SHARES          FLUOR
                                                              BENEFICIALLY    STOCK-BASED
                                                                OWNED(1)       HOLDINGS
                                                              ------------    -----------
Class I Directors:
  Philip J. Carroll, Jr.(2).................................    207,585          373,269
  David P. Gardner..........................................      6,215           13,154
  Thomas L. Gossage.........................................      3,500            3,728
  Vilma S. Martinez.........................................      3,016            9,263
  Dean R. O'Hare............................................      4,500            6,682
Class II Directors:
  Carroll A. Campbell, Jr...................................      2,861            7,372
  Lord Robin W. Renwick.....................................      3,000            4,700
  Martha R. Seger...........................................      4,002            4,594
  James C. Stein(2).........................................    140,995          150,480
Class III Director Nominees:
  Don L. Blankenship(2).....................................    113,694          251,373
  Peter J. Fluor............................................     23,487           55,202
  Bobby R. Inman............................................      5,560            5,560
  James O. Rollans(2).......................................    163,638          173,527
Other Named Executive Officers:
  Alan L. Boeckmann.........................................     67,912           73,448
All directors and executive officers as a group (21
  persons)..................................................    956,905        1,249,116

---------------
(1) Each individual owns less than 0.3% and the group owns approximately 1.2% of the outstanding shares of Common Stock of the Company. Included in the number of shares beneficially owned by Messrs. Carroll, Stein, Blankenship, Rollans and Boeckmann and all directors and executive officers as a group, are 94,485, 108,157, 82,030, 133,470, 50,067 and 606,604 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(2) This individual is also a Named Executive Officer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock. The table sets forth information known to the Company as of January 12, 2000, with percentage of ownership calculated using the number of outstanding shares on January 12, 2000.

                                                              SHARES       PERCENT
                                                           BENEFICIALLY      OF
          NAME AND ADDRESS OF BENEFICIAL OWNERS               OWNED         CLASS
          -------------------------------------            ------------    -------
FMR Corp. and related entities...........................   9,054,115(1)     11.9
Capital Research and Management Co.......................   5,100,000(2)      6.7
Morgan Stanley Dean Witter & Co..........................   4,770,171(3)      6.2
Dodge & Cox, Inc.........................................   4,245,250(4)      5.6

---------------
(1) Based on information provided by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson ("Mrs. Johnson") included in their joint Schedule 13G amendment dated October 12, 1999, and filed with the Securities and Exchange Commission wherein they reported the beneficial ownership of 9,054,115 shares at September 30, 1999. They state that:
    Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 8,058,720 shares as the result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each has sole power to dispose of the 8,058,720 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company ("FMTC") is the beneficial owner of 819,395 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 819,395 shares, sole power to vote 466,295 shares, and no power to vote 353,100 shares owned by institutional accounts; and Fidelity International Limited ("FIL") is the beneficial owner of 176,000 shares. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2) The Company confirmed such holdings with representatives of Capital Research and Management Co. by telephone on January 7, 2000. Capital Research and Management Co. holds such beneficial interest as the result of acting as investment advisor to various investment funds. In such capacity, it has investment and despositive power over all shares; voting power resides with the funds' boards of trustees. Capital Research and Management Co. has offices at 333 South Hope Street, Los Angeles, California 90071.

(3) Based on information contained in the Schedule 13F filed by Morgan Stanley Dean Witter & Co. with the Securities and Exchange Commission on January 13, 2000. Such filing was on behalf of the filer (shown as having no voting power relative to 1990 shares), Morgan Stanley Dean Witter Advisors Inc. (shown as having sole voting power relative to 4,620,992 shares and no voting power relative to 13,155 shares), Dean Witter Reynolds Inc. (shown as having shared voting power relative to 525 shares), Morgan Stanley & Co. Incorporated (shown as having sole voting power relative to 12,800 shares and no voting power relative to 1,000 shares), Morgan Stanley & Co. International Limited (shown as having sole voting power relative to 23,750 shares), Morgan Stanley Dean Witter Investment (shown as having sole voting power relative to 5,100 shares and no voting power relative to 3,700 shares), Morgan Stanley Dean Witter Investment Management Limited (shown as having no voting power relative to 7,300 shares), Van Kampen Asset Management Inc. (shown as having shared voting power relative to 12,831 shares) and Van Kampen Funds Inc. (shown as having shared voting power relative to 67,028 shares). Morgan Stanley Dean Witter & Co. and each other entity listed above is shown as sharing investment discretion with others (Other) relative to the shares, except relative to the 12,800 shares as to which Morgan Stanley & Co. Incorporated has sole voting power and the 23,700 shares as to which Morgan Stanley & Co. International Limited has sole voting power, where investment discretion is shared with affiliates (Defined). Morgan Stanley Dean Witter & Co. has an address at 1585 Broadway, New York, New York 10036.

(4) Based on the Schedule 13G dated February 10, 1999, filed by Dodge & Cox, Inc. with the Securities and Exchange Commission, which indicates Dodge & Cox, Inc. is a registered investment advisor having the sole power to vote 3,773,200 shares, shared voting power relative to 56,000 shares and the sole power to dispose of 4,245,250 shares. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee, Organization and Compensation Committee and Public Policy Committee.

  Audit Committee

     The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Peter J. Fluor (Chairman), Carroll A. Campbell, Jr., Vilma S. Martinez and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held six meetings during fiscal year 1999, four regular meetings and two telephonic meetings, one of which was to review and approve the Company's 1998 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or other personnel present.

  Executive Committee

     When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; declaring a dividend; or issuing stock. The members of the Executive Committee are Philip J. Carroll, Jr. (Chairman), Peter J. Fluor, David
P. Gardner, Bobby R. Inman, Vilma S. Martinez, and Martha R. Seger. The Executive Committee held no meetings but took action by unanimous written consent on eight occasions during fiscal year 1999.

  Finance Committee

     The function of the Finance Committee is to review and make recommendations to the Board regarding the Company's financing needs and plans and dividend policy, to review and, where delegated by the Board, approve new debt financings, acquisitions and dispositions of business units and major capital assets, to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of the Company's employment and other benefit trust funds, and to review the Company's risk management activities, including insurance coverage. The members of the Finance Committee are Martha R. Seger (Chairman), Don L. Blankenship, Carroll A. Campbell, Jr., Thomas L. Gossage and Lord Robin W. Renwick. The Finance Committee held four meetings during fiscal year 1999.

  Governance Committee

     The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are David P. Gardner (Chairman), Carroll A. Campbell, Jr., Peter J. Fluor, Thomas L. Gossage, Bobby R. Inman, Vilma S. Martinez, Dean R. O'Hare, Lord Robin W. Renwick and Martha R. Seger. During fiscal year 1999, the Governance Committee held two meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

  Organization and Compensation Committee

     The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are Bobby R. Inman (Chairman), Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held five meetings and took action by unanimous written consent on two occasions during fiscal year 1999.

  Public Policy Committee

     The Public Policy Committee was formed to review and make recommendations regarding domestic and international policies, programs, positions and strategies in relation to: significant public issues; political, social and environmental trends; business, charitable, educational and political organizations; and employment and workplace policies and practices relating to nondiscrimination, diversity and occupational health and safety. The members of the Public Policy Committee are Vilma S. Martinez (Chairman), David P. Gardner, Bobby R. Inman, Lord Robin W. Renwick, and Martha R. Seger. The Public Policy Committee held two meetings in fiscal year 1999.

NOTICE OF DIRECTOR NOMINATIONS

     The Company's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

BOARD AND COMMITTEE ATTENDANCE

     During fiscal year 1999, the Board held four regular meetings, one of which was followed by an extensive strategic planning session, and held four meetings via teleconference. The Board took action by unanimous written consent on three occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

OTHER MATTERS

     Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles & Olson LLP. Certain subsidiaries of the Company retained other members of that law firm, who have nationally recognized expertise, to defend them in various legal proceedings during fiscal year 1999 and have continued to retain such legal counsel relative to such proceedings in fiscal 2000. The amount of fees (exclusive of reimbursed costs) paid to the firm in fiscal 1999 was less than $500,000. Munger, Tolles & Olson LLP has 67 partners, and fees paid by the Company to that firm represent less than five percent of the firm's gross revenues during its last fiscal year. Ms. Martinez receives distributions based on the firm's overall earnings and does not have a material interest in the fees paid by the Company.

     In addition to the loans described below under the heading "Employment Contracts and Termination of Employment Arrangements," the Company has made interest-free housing loans to executive officers in each case to facilitate Company directed relocations. Such loans have been made to the following executive officers in the amounts indicated: Mr. R. F. Hake, Executive Vice President and Chief Financial Officer of the Company -- $2,000,000; Mr. A. L. Boeckmann, President and Chief Executive Officer, Fluor Daniel -- $350,000;
F. J. Grigsby, Jr., Senior Vice President -- Human Resources and
Administration -- $800,000 and J. L. Hopkins, President, Global Development, Sales and Marketing -- $600,000. The loan advanced to Mr. Hake is payable in five equal annual installments commencing in 2000; the loan advanced to Mr. Boeckmann is payable in four equal annual installments, commencing in 2000; the loan advanced to Mr. Grigsby, Jr. is payable in seven equal annual installments commencing in 2000; and $100,000 of the loan advanced to Mr. Hopkins was payable upon the disposition of his house in Texas with $50,000 being payable in each of 2000 and 2001, $100,000 being payable in 2002, and $150,000 being payable in each of 2003 and 2004.

SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

     The Legal Services Group of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 ("Section 16") on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company's most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company's stock that failed to file on a timely basis any Forms 3, 4 or 5, except that one Form 3 for Alan
L. Boeckmann inadvertently omitted shares held in a brokerage account, which omission was corrected when discovered by filing an amendment, one Form 4 for each of David P. Gardner and Fred J. Grigsby, Jr., in each case reporting one transaction, was not timely filed; and one Form 4 reporting the cash settlement of certain units awarded in exempt transactions under stock plans for each of Dennis W. Benner, Donald L. Blankenship, Alan L. Boeckmann, Philip J. Carroll, Lila J. Churney, Jake Easton, Lawrence N. Fisher, David P. Gardner, Fred J. Grigsby, Jr., John L. Hopkins, George K. Palmer, Jim O. Rollans and James C. Stein was filed one day late due to courier delays. Such Form 4 for Mr. Stein also reported the exercise of stock options granted under the Company's stock plans.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     In fiscal 1999, the Company implemented a new strategic direction which realigned the Company into four principal Strategic Business Enterprises ("SBEs"), each with clear performance accountability, and established challenging objectives for earnings growth and improved return on investment. In support of the new strategy, the Committee conducted a thorough review of the Company's compensation programs and approved the following executive compensation philosophy.

  Executive Compensation Philosophy

     The basic strategy is to establish executive compensation programs which will attract, retain, develop and motivate the highly qualified executive team that is needed to achieve challenging performance objectives and build shareowner value. Fluor expects superior performance, both collectively and individually, and its compensation programs are designed to provide superior rewards when superior performance expectations are achieved. The competitiveness of the programs are evaluated against a pre-determined group of peer companies comparable to Fluor and/or one of its SBEs or individual business units of the SBEs.((1)) Comparability is determined based on industry, size, complexity, financial performance history, growth, global scope and other relevant factors including executive talent resources. Internal pay relationships will be evaluated for fairness and equity within enterprises and strategic business units in a given industry. Performance comparisons are made in addition to compensation comparisons. General industry comparisons are used for an additional marketplace perspective.

     The intent of the new philosophy is to provide the participating executives a clear and common understanding of Company objectives (financial and non-financial), how objectives are established, and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established objectives will be reflected in a specific level of target compensation. The program will provide the flexibility to meet the compensation needs of the Company with a focus on maintaining a team environment. Rewards reflecting team and individual contributions will be reasonably within the participant's "line of sight". The program will maintain an appropriate compensation mix for executives between fixed, annual incentive and long-term incentive compensation.

  Base Salary

     The Company's base salary philosophy intends to provide a basic level of financial security to executives' salaries targeted at the 50th percentile of competitive pay.

  Annual Incentive Program

     Annual incentives provide an opportunity to earn significant additional compensation for attainment of Company, SBE or other business unit, and individual performance objectives. Over time, performance objectives are expected to represent above-average performance compared to peers.

     The plan covers approximately 600 management employees, including all Named Executive Officers other than Mr. Blankenship.(2) The target amount payable to each executive is based on the executive's target annual incentive, with the actual amount paid based upon a combination of various Company performance criteria, and upon individual performance. The annual incentive award for the Chief Executive Officer is determined by applying the specific performance criteria and targets established for him by this Committee

---------------

(1) This group covers a broad range of industries and is not limited to companies in the Dow Jones Heavy Construction Group which are used for the Performance Graph on page 23.

(2) Mr. Blankenship participates in the A.T. Massey Bonus Plan which covers management employees of A.T. Massey and provides annual bonus awards based on company and individual performance. Mr. Blankenship's awards under the A.T. Massey Bonus Plan are reviewed and approved by this Committee.

and the award of each other Named Executive is reviewed and approved by this Committee.(3) Performance criteria for the Chief Executive Officer's annual incentive included Fluor net earnings, earnings per share growth, Fluor's total shareholder return versus the Dow Jones Heavy Construction Index, return on investment, strategic plan implementation, succession planning, and development of performance plans for key senior management. Based upon performance in relation to fiscal 1999 earnings targets and other strategic objectives, incentive awards, when taken together with salary, were established at levels which put each of the Named Executive Officers, including the Chief Executive Officer, in the 50th to 60th percentile of competitive pay.

     Under the Company's Executive Incentive Compensation Plan, for 1999, a minimum rate of return on average shareholders' equity must be achieved before annual incentives can be paid and further limits are placed on the maximum amount of earnings that can be paid out. Incentives may not be paid unless net earnings, excluding extraordinary, unusual or infrequently occurring items, exceed a return on average shareholders' equity that is calculated on the basis of average yield for the year on one-year United States Treasury Bills. Further, the total amount of annual incentives paid together with accruals for the year under the Company's long-term incentive program, may not exceed either (a) 20% of pre-tax earnings (excluding extraordinary, unusual or infrequently occurring items and the award fund itself) or (b) 10% of average shareholders' equity.

  Long Term Incentive Program

     Long-term incentives are intended to align management's compensation growth with the creation of shareowner value. Achievement of superior individual, corporate and shareowner objectives will result in the achievement of 75th percentile total direct compensation which includes base salary, annual incentive, and long-term incentive awards.

     Approximately 400 management employees, including all of the Named Executive Officers, participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under the Internal Revenue Service's definitions.

     Under the long-term incentive program, the Committee may make grants of the following: (a) cash incentive awards which are based upon meeting earnings or other financial targets established by the Committee; (b) stock options which become exercisable on terms established by the Committee and which have value only if shareholder value is increased and (c) restricted stock awards. Shortly after the close of fiscal 1999 none of the Named Executive Officers other than Mr. Blankenship received a payout of a previously granted cash incentive award which was based upon earnings targets previously established for the fiscal 1997 through 1999 period. These awards were materially impacted in a negative way by the disappointing fiscal 1997 earnings performance.(4)

     The focus of the program has been changed commencing with annual awards made in December of 1999. Going forward, the program now emphasizes the use of stock based awards aligned to building shareholder value and eliminates the use of cash. The stock awards target specific levels of appreciation in share value and performance criteria aligned to the new strategic direction of the Company. Vesting of the awards will be accelerated if the Company attains the established stretch goals, linking the creation of shareholder value to executives' long-term incentive compensation.

---------------

(3) The Committee has also established specific performance criteria and targets for each of the Named Executive Officers who report directly to Mr. Carroll as well as for Mr. Carroll.

(4) Other than for Mr. Blankenship whose awards were based upon A.T. Massey performance.

  Other Compensation

     To facilitate management continuity, the Company has entered into employment agreements and/or retention arrangements with certain of the Named Executive Officers. These agreements and arrangements are described on pages 13 through 17 of this Proxy Statement.

  Conclusion

     During fiscal 1999, the Company has developed and made good progress in implementing a new strategy to support and facilitate our continued efforts to enhance shareholder value despite difficult market conditions in most segments of the Company. All amounts paid or accrued during fiscal year 1999 under the above-described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the Proxy Statement to $1 million, unless certain requirements are met. While the Company's incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Committee intends to maximize the corporate tax deduction, the Committee believes that the Company must attract and retain qualified executives to manage the Company and that in some instances, the Committee may need the flexibility to offer compensation which exceeds the Section 162(m) threshold for deductibility.

ORGANIZATION AND COMPENSATION COMMITTEE

           Bobby R. Inman       David P. Gardner       Dean R. O'Hare
                     Thomas L. Gossage       Peter J. Fluor

February 10, 2000

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Mr. Carroll. In July of 1998 the Organization and Compensation Committee successfully completed its search for a new Chairman and Chief Executive Officer. Effective as of July 1, 1998, the Company entered into an employment agreement with Mr. Carroll to assume that position for a term commencing July 15, 1998 and ending July 14, 2003. The agreement provides for a starting base salary of $900,000 per year, subject to adjustment in accordance with the Company's customary practice for senior management employees. Mr. Carroll also received a one-time signing bonus of $750,000 payable on July 1, 1998, in consideration for his accepting employment with the Company.

     Mr. Carroll is eligible for an annual bonus with a target level of not less than $825,000, pro-rated for partial years of employment. Consistent with the Company's annual bonus program, the bonus may range from zero up to two times the target level, based on performance measured against specific criteria established by the Organization and Compensation Committee. Mr. Carroll received a pro rated bonus of $360,000 in fiscal year 1998 and a bonus of $1,000,000 in fiscal year 1999.

     In addition, Mr. Carroll is to receive a non-discretionary annual incentive bonus of $100,000, which for fiscal year 1999 the Organization and Compensation Committee decided to increase to $200,000, pro-rated for partial years of employment, which will be deferred under the Company's Executive Deferred Compensation Program.

     Mr. Carroll is eligible for a cash long-term incentive award for the 1999-2001 three-year performance cycle at a target level of not less than $240,000. Under the Long-Term Incentive Program, this award may range from zero up to two times the target level, based on Company performance over the performance cycle.

     Upon commencement of his duties, Mr. Carroll was granted an option to purchase 200,000 shares of the Company's common stock which became exercisable 20% on the date of grant and becomes exercisable 20% on each of the next four anniversaries of the grant date. A portion of this grant, 10,925 shares, was granted as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. The agreement also provides for an additional grant of stock options, restricted stock and restricted units to be determined by the Organization and Compensation Committee of the Board within 180 days of the effective date of the agreement. This grant was made on December 8, 1998, for 57,940 options, 11,300 shares of restricted stock and 6,500 restricted units. The additional options will vest 25% on each of the next four anniversaries of the grant date, and the restricted stock and units vest 10% on each of the next ten anniversaries of the grant date.

     At the same time Mr. Carroll was also granted 148,634 shadow stock units which become exercisable if Mr. Carroll remains continuously employed through the full term of the agreement, or if Mr. Carroll's employment terminates due to death or disability, is terminated by the Company without "cause", is terminated by Mr. Carroll for "good reason", or is terminated following a "change of control" (as such terms are defined in the agreement). In the event Mr. Carroll's employment terminates prior to the expiration of the term for any reason other than the foregoing, the units will become exercisable as of the date of termination as to a pro-rata amount, pro-rated daily during the term.

     The Company has also provided Mr. Carroll with a loan in the principal amount of $5,000,000 to facilitate the purchase of a residence in the Southern California area in connection with his relocation from Houston. The loan, which is secured by a first trust deed on the residence, provides for an interest rate of 5.68%, payable annually, with a balloon payment of the entire amount due on January 15, 2004. The loan is subject to acceleration in the event of Mr. Carroll's termination of employment for any reason prior to the expiration of the term of the agreement.

     The agreement also confirms Mr. Carroll's participation in various incentive and employee benefit plans and programs as may be in effect from time to time with respect to executives employed by the Company, including, but not limited to, automobile use and expense reimbursement, reimbursement of relocation expenses, and participation in the Company's Executive Deferred Compensation Program, retirement plans, group health insurance plans and executive health care plan. Mr. Carroll is also entitled to reimbursement for certain legal, accounting and tax preparation services as well as reimbursement of certain country club expenses. In addition, the agreement provides Mr. Carroll a death benefit under the Company's Executive

Supplemental Benefit Plan, which the Committee has set at $5,000,000. For purposes of this Plan, termination of Mr. Carroll's employment by the Company without "cause" or by Mr. Carroll for "good reason", shall constitute an approved early retirement.

     The Company may terminate Mr. Carroll's employment at any time for "cause" if a majority of the non-employee members of the Board vote in favor of such termination or without "cause" on 30-days' notice by the Company. Mr. Carroll may terminate his employment at any time for "good reason". "Good reason" includes, among other things, a reduction in Mr. Carroll's base salary or other benefit levels, a significant diminution in Mr. Carroll's duties and responsibilities and the assignment to Mr. Carroll of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer. Mr. Carroll may also terminate his employment at any time on 30-days' notice but such termination would not be considered for "good reason" unless the specific requirements for "good reason" were met.

     The agreement also provides for stipulated payments in connection with the termination of Mr. Carroll's employment. Upon termination for any reason, the Company will be obligated to pay Mr. Carroll as a minimum amount all accrued and unpaid base salary, any unpaid bonus, and certain other unpaid amounts, and will provide Mr. Carroll title to the automobile provided by the Company under the agreement (provided that Mr. Carroll was employed for at least two years prior to the termination of his employment).

     In the event of Mr. Carroll's termination of employment upon disability, the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, his base salary for a period of one year following such termination, a pro-rated portion of the target bonus for the year in which the termination occurs, a pro-rated portion of the long-term incentive award for each performance cycle in which such termination of employment occurs, and long-term disability payments equal to 60% of his base salary beginning one year after such termination and continuing for two years, or until his death or attainment of age 65, whichever occurs first. Mr. Carroll's reduced base salary payments and long-term disability payments will be reduced by any long-term disability payments he receives from any disability plan or programs contributed to by the Company.

     If Mr. Carroll's employment is terminated by the Company without "cause" or by Mr. Carroll for "good reason", the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, base salary for the lesser of three years or the remaining term of the agreement, annual bonuses equal to the target bonus for the year of his termination for the lesser of three years or the remaining term of the agreement (including a pro-rated bonus for any partial year), long-term incentive awards equal to the target award for each performance cycle for the lesser of three years or the remaining term of the agreement, also pro-rated, and a lump-sum cash payment amount equal to the excess, if any, of
(a) a pro-rata amount, pro-rated daily during the term, of Mr. Carroll's $5,000,000 residence loan, over (b) the value at the date of termination of the 148,634 shadow stock units awarded to Mr. Carroll at the commence of his employment. This conditional amount is only payable in the event of termination by the Company without "cause" or termination by the executive for "good reason". In addition, if a "change of control" occurs within two years after such a termination, Mr. Carroll will be entitled to receive a lump-sum payment of the foregoing amounts.

     Mr. Blankenship. To strengthen the retention of the services of Mr. Blankenship as President and Chief Executive Officer of A.T. Massey Coal Company, Inc. ("Massey"), the Company entered into an employment agreement with Mr. Blankenship, effective October 1, 1998, for a term ending October 31, 2001. Mr. Blankenship will receive a base salary of $650,000 per year, with adjustments to $700,000 per year on January 1, 1999, $800,000 per year on January 1, 2000, and $900,000 per year on January 1, 2001.

     Mr. Blankenship's agreement provides for annual bonuses in fiscal years 1998, 1999, 2000 and 2001 with target amounts of not less than $540,000, $625,000, $650,000 and $700,000, respectively, which will be based on meeting predetermined performance goals and objectives established and mutually agreed to by the Chairman and Chief Executive Officer of the Company and Mr. Blankenship. For 1998 and 1999, Mr. Blankenship received the target bonus. Award payments are made in accordance with standard practices of Massey.

     Mr. Blankenship will also be eligible for a Long-Term Incentive Award under the Company's Long-Term Incentive Program. Mr. Blankenship's award for each three-year performance cycle which commences during the term will have a target value of $450,000, consisting of a cash element which will have a target value of $67,350, 16,260 stock options, 3,170 shares of restricted stock and 1,820 restricted units.

     Mr. Blankenship was granted 60,000 shadow stock units on October 1, 1998, and will also be granted 60,000 on October 1 of 1999, 2000 and 2001, respectively. The units become vested if Mr. Blankenship remains continuously employed by Massey through the expiration of the term, or his employment terminates due to termination by the Company without "cause", or terminates following a "change of control" (as such terms are defined in the agreement). Upon vesting, the value of these units will be credited to Mr. Blankenship's account under the Company's Executive Deferred Compensation Program (the "Deferred Compensation Program"). In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then any previously granted units will become vested and the units not yet granted would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the units terminate and are forfeited.

     Mr. Blankenship was also granted 300,000 stock appreciation rights ("SARs") which will vest if Mr. Blankenship remains continuously employed by Massey through the expiration of the term, or if his employment with Massey terminates either due to termination by the Company without "cause" or following a "change of control". In each of these cases, the value of the SARs upon vesting will be credited to Mr. Blankenship's account in the Company's Executive Deferred Compensation Program. In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then a portion of the SARs (25% upon grant and an additional 25% on each of the next three anniversaries of the grant) will vest and be credited to Mr. Blankenship's account in the Company's Executive Deferred Compensation Program and the unvested SARs would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the SARs terminate and are forfeited.

     The Company will also provide Mr. Blankenship with an after-tax reimbursement of up to $360,000 of certain home construction costs which become earned and payable upon the occurrence of the same events which would cause the vesting of the SARs. In the event that Mr. Blankenship's employment with Massey terminates prior to the expiration of the term due to death or disability, then payment of a portion (25% upon award and an additional 25% on each of the next three anniversaries of the award) of the amount will be made.

     The agreement also provides for certain payments in connection with the termination of Mr. Blankenship's employment. Upon termination, the Company will be obligated to pay Mr. Blankenship as a minimum amount all accrued and unpaid base salary, any unpaid bonus, any benefits to which he is entitled under the Company's Executive Deferred Compensation Program and Long-Term Incentive Award Program. Under the Long-Term Incentive Award Program, if Mr. Blankenship's employment with Massey is terminated due to death or disability, or within two years following a "change of control" (as defined in the program), the stock options, restricted stock and restricted units will become fully vested, and a pro-rata portion of the cash component will become payable. In the event Mr. Blankenship's employment terminates for any reason other than the foregoing, then such stock-based awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely.

     If Mr. Blankenship's employment is terminated by Massey without cause, Massey and/or the Company will be obligated to pay Mr. Blankenship, in addition to the minimum amount, base salary for the remaining term of the agreement, annual bonuses for the remaining term (including a pro-rata bonus for any partial year) and the house construction cost reimbursement amount.

     Mr. Blankenship is also a party to the Special Successor Development and Retention Program adopted by the Company in September 1998. Pursuant to this Program, Mr. Blankenship can earn up to $1,000,000 (plus investment return on amounts conditionally credited to Mr. Blankenship on a pro-rata basis during the term of the program), if he remains continuously employed by Massey until July 1, 2001 and if Massey achieves certain financial objectives and Mr. Blankenship develops an acceptable successor and senior executive management team (50% of the award is related to the financial objective and 25% each to the acceptable successor and acceptable senior executive management team). Pursuant to the Program, Mr. Blankenship was also granted 11,829 shares of restricted stock and 6,861 restricted units in December 1998, and granted 9,538 shares of restricted stock and 5,365 restricted units in March 1999. The restricted shares and the restricted units will vest 33% on each of the next three anniversaries of the grant dates.

     The cash amount under the Program will be credited into Mr. Blankenship's account in the Company's Executive Deferred Compensation Program if Mr. Blankenship remains continuously employed until July 1, 2001, or Mr. Blankenship's employment terminates due to death or disability, or following a change of control. In the event Mr. Blankenship's employment terminates prior to such vesting dates for any reason other than the foregoing, then all of the cash amount and the unvested restricted stock and units will be forfeited.

     Also, the Company is obligated upon Mr. Blankenship's retirement to provide Mr. Blankenship title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence was valued at approximately $250,000 in 1998. Upon the recommendation of the Chief Executive Officer of the Company, the Organization and Compensation Committee may authorize such transfer before retirement so long as it is after July 1, 2001. Also under the Program, the Organization and Compensation Committee agreed to approve Mr. Blankenship's early retirement at age 55 for the purposes of the Company's Executive Supplemental Benefit Plan.

     Mr. Stein. In order to strengthen the retention of the services of Mr. Stein, currently the President and Chief Executive Officer of Fluor Global Services, the Company has provided Mr. Stein with a retention arrangement whereby Mr. Stein can earn $1,743,159 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed the Company until October 31, 2001. The amount under the arrangement will be credited into Mr. Stein's account in the Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control. In the event Mr. Stein's employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

     Under the arrangement, the Company has also provided Mr. Stein with a loan in the amount of $1,006,841. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually, with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Stein's termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Stein's termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a company-initiated reduction in force or following a change of control.

     In December 1997, the Company made an interest-free loan in the amount of $1,000,000 to Mr. Stein used to purchase his new residence in connection with Mr. Stein's relocation to the Company's California headquarters. The loan requires payment of principal in yearly installments equal to 50% of Mr. Stein's after-tax proceeds from his annual Incentive Compensation Award commencing February 1, 2000, with the remaining balance due February 1, 2006. The loan is secured by a deed of trust on Mr. Stein's residence.

     Mr. Rollans. In order to strengthen the retention of the services of Mr. Rollans, currently the President and Chief Executive Officer of Fluor Signature Services, the Company has provided Mr. Rollans with a retention arrangement whereby Mr. Rollans can earn $1,122,424 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed by the Company until October 31, 2001. The amount under the arrangement will be credited into Mr. Rollans' account in the Company's Executive Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a company-initiated reduction in force or following a change of control. In the event Mr. Rollans' employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

     Under the arrangement, the Company has also provided Mr. Rollans with a loan in the amount of $1,627,576. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Rollans' termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Rollans' termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a company-initiated reduction in force or following a change of control.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 31, 1997, 1998 and 1999, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                 -----------------------
                                                   ANNUAL COMPENSATION                   AWARDS
                                            ----------------------------------   -----------------------   PAYOUTS
                                                                     OTHER       RESTRICTED   SECURITIES   -------
                                                                     ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
                                   FISCAL   SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    ($)(A)     ($)(A)        ($)(B)        ($)(C)      SARS(#)       ($)        ($)(D)
   ---------------------------     ------   -------   ---------   ------------   ----------   ----------   -------   ------------
P. J. Carroll, Jr. ..............   1999    900,000   1,000,000      27,158        484,488      57,940           0    1,061,001
  Chairman and Chief                1998    252,692     360,000           0      6,800,006     200,000           0      816,325
  Executive Officer                 1997        N/A         N/A         N/A            N/A         N/A         N/A          N/A

D. L. Blankenship................   1999    691,690     625,000      58,060      3,404,729      16,260     134,700      178,476
  President and Chief               1998    535,732     540,000      50,189      2,435,625     363,760     176,400      116,191
  Executive Officer,                1997    425,040     425,000      60,365        177,520           0     176,400       91,984
  A. T. Massey Coal Company, Inc.

J. C. Stein......................   1999    565,021     300,000      48,968        247,389      30,000           0      249,856
  President and Chief               1998    480,425     400,000      31,037              0     104,760      88,120      557,215
  Executive Officer,                1997    378,565           0      33,880        177,520           0      50,867      663,843
  Fluor Global Services

A. L. Boeckmann..................   1999    456,278     375,000      20,097         94,325      11,500           0      199,223
  President and Chief               1998    338,492     303,800      13,172              0      60,770     133,600      198,613
  Executive Officer,                1997    245,827           0      13,216         95,760           0      93,300       65,132
  Fluor Daniel

J. O. Rollans....................   1999    490,080     300,000      61,878        154,779      18,800           0      196,871
  President and Chief               1998    436,985     300,000      48,903              0      87,760      81,027      176,506
  Executive Officer,                1997    375,000           0      59,248        177,520           0      38,878       96,063
  Fluor Signature Services

---------------
(A) Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.

(C) The amount reported in the table includes restricted stock and, for 1998 and 1999, shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1997, 1998 and 1999, the Company awarded 11,220, 0 and 47,417 shares of restricted stock to all Named Executive Officers as a group. In fiscal years 1997, 1998 and 1999, the Company awarded 0, 208,634 and 60,000 shares of shadow stock to all Named Executive Officers as a group. With respect to shares granted in fiscal year 1997, 11,220 shares of restricted stock awarded vest at 10% per year. With respect to shares of shadow stock granted in fiscal 1998, a pro-rata portion of the 148,634 shares granted to Mr. Carroll vest daily during the term of his employment agreement, or sooner in certain events related to termination of his employment, and all 60,000 shares granted to Mr. Blankenship will vest upon completion of the term of his employment agreement or sooner in certain events related to termination of his employment. With respect to shares of restricted stock granted in fiscal year 1999, 26,050 shares of restricted stock awarded vest at 10% per year and 21,367 shares of restricted stock vest at the rate of 33 1/3% per year. With respect to shares of shadow stock granted in fiscal 1999, all 60,000 shares granted to Mr. Blankenship will vest upon completion of the term of his employment agreement or sooner in certain events related to termination of his employment. As of the end of the 1999 fiscal year, the aggregate restricted and shadow stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. Carroll: 158,804 shares with a value of $6,302,534; (ii) Mr. Blankenship: 148,501 shares with a value of $5,893,633;
    (iii) Mr. Stein: 14,091 shares with a value of $559,237; (iv) Mr. Boeckmann:
    5,569 shares with a value
    of $221,020; and (v) Mr. Rollans: 17,782 shares with a value of $705,723. As of the end of fiscal year 1999, aggregate restricted and shadow stock holdings for the Company consisted of 769,382 shares with a value of $30,534,848 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.25 per share are currently paid to all stockholders of record.

(D) The total amounts shown in this column for the fiscal year 1999 consist of the following: (i) Mr. Carroll: $141,791 -- Company contributions and allocations to defined contribution plans and related excess benefit plans; $610,000 -- benefit attributable to Company-owned life insurance policy; $200,000 -- non-discretionary bonus; $108,210 -- personal use of chartered aircraft and related tax gross up; (ii) Mr. Blankenship: $27,619 -- benefit attributable to Company-owned life insurance policy; $101,068 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $2,557 -- childcare expenses; $36,343 -- personal use of Company plane and related tax gross up; $11,071 -- miscellaneous expenses; (iii) Mr. Stein: $109,686 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $80,256 -- benefit attributable to Company-owned life insurance policy; $10,532 -- reimbursement under home buy/sale policy; $25,000 -- relocation expenses; $24,200 -- personal use of chartered aircraft and related tax gross up; (iv) Mr. Boeckmann: $71,061 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $43,664 -- benefit attributable to Company-owned life insurance policy; $72,999 -- reimbursement under home buy/sale policy; $11,499 -- personal use of chartered aircraft and related tax gross up; and (v) Mr. Rollans: $129,000 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $63,374 -- benefit attributable to Company-owned life insurance policy; $4,497 -- personal use of chartered aircraft and related tax gross up.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") made during fiscal 1999 under the Company's long-term incentive program to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS(A)(B)
                                     ----------------------------------------------------
                                     NUMBER OF      % OF TOTAL                                GRANT
                                     SECURITIES    OPTIONS/SARS    EXERCISE                   DATE
                                     UNDERLYING     GRANTED TO     PRICE(S)                  PRESENT
                                      OPTIONS      EMPLOYEES IN     ($/SH)     EXPIRATION     VALUE
               NAME                  GRANTED(A)    FISCAL YEAR       (B)          DATE       ($)(C)
               ----                  ----------    ------------    --------    ----------    -------
P. J. Carroll, Jr. ................    57,940          4.8          42.875      12/08/08     805,945
D. L. Blankenship..................    16,260          1.4          42.875      12/08/08     226,177
J. C. Stein........................    30,000          2.5          42.875      12/08/08     417,300
A. L. Boeckmann....................    11,500          1.0          42.875      12/08/08     159,965
J. O. Rollans......................    18,800          1.6          42.875      12/08/08     261,508

---------------
(A) The Named Executive Officers received grants of only options in fiscal 1999; SARs were granted to other members of the Company's management.

(B) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of the Company. See the discussion under the heading "Change of Control Provisions in Certain Plans" at page 23.

(C) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an expected option term of six years for options which expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the expected option term; (c) stock price volatility is calculated using daily stock prices over a three-year period preceding the grant date; and (d) dividend yield is calculated using yields over a three-year period preceding the grant date. The specific option pricing model assumptions for the grants were as follows: $42.875 exercise price; 4.43% risk-free interest rate; 33.4% stock price volatility; and 1.37% dividend yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal 1999:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                              SHARES       VALUE        AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(A)
                            ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
           NAME             EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------   -------------   -----------   -------------
P. J. Carroll, Jr.........         0            0       80,000        177,940              0              0
D. L. Blankenship.........         0            0       77,965        352,205        146,449        146,449
J. C. Stein...............    10,872       77,655      100,657         84,573        258,541        240,621
A. L. Boeckmann...........         0            0       47,192         44,078        139,581        139,581
J. O. Rollans.............         0            0      128,770         66,745        227,395        201,574

---------------
(A) Market value of underlying securities at fiscal year-end, minus the exercise price.

LONG-TERM AWARDS

     The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 1999 under the Company's Long-Term Incentive Award Program. Each award under the Company's Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

             LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

                                                       ESTIMATED FUTURE PAYOUTS
                                                      UNDER NON-STOCK PRICE BASED
                                 PERFORMANCE OR               PLANS($)(A)
                                  OTHER PERIOD      -------------------------------
                                UNTIL MATURATION                 MIDDLE
             NAME                  OR PAYOUT        THRESHOLD    TARGET     MAXIMUM
             ----               ----------------    ---------    -------    -------
P. J. Carroll, Jr.............      3 years             0        240,000    480,000
D. L. Blankenship.............      3 years             0         67,400    134,800
J. C. Stein...................      3 years             0        105,000    210,000
A. L. Boeckmann...............      3 years             0        110,000    220,000
J. O. Rollans.................      3 years             0         68,000    136,000

---------------
(A) Mr. Blankenship's award is payable if certain thresholds are met based on consolidated earnings before interest, taxes, depreciation and amortization of A.T. Massey rather than Fluor Corporation earnings.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans (the "A.T. Massey Pension Plans"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries. Mr. Blankenship is the only Named Executive Officer participating in the A.T. Massey Pension Plans.

     A participant's remuneration covered by the A.T. Massey Pension Plans is his average salary and bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months in the 120-month period immediately preceding the determination date. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $781,774 for a combined covered compensation amount of $941,774. He had been credited with seventeen years of service as of the end of the last calendar year. Benefits shown are computed as a ten year certain and life annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
REMUNERATION      10         15         20         25         30      35 OR MORE
------------   --------   --------   --------   --------   --------   ----------
  $400,000     $ 60,000   $ 90,000   $120,000   $150,000   $180,000    $210,000
  $450,000     $ 67,500   $101,250   $135,000   $168,750   $202,500    $236,250
  $500,000     $ 75,000   $112,500   $150,000   $187,500   $225,000    $262,500
  $550,000     $ 82,500   $123,750   $165,000   $206,250   $247,500    $288,750
  $600,000     $ 90,000   $135,000   $180,000   $225,000   $270,000    $315,000
  $650,000     $ 97,500   $146,250   $195,000   $243,750   $292,500    $341,250
  $700,000     $105,000   $157,500   $210,000   $262,500   $315,000    $367,500
  $750,000     $112,500   $168,750   $225,000   $281,250   $337,500    $393,750
  $800,000     $120,000   $180,000   $240,000   $300,000   $360,000    $420,000
  $850,000     $127,500   $191,250   $255,000   $318,750   $382,500    $446,250
  $900,000     $135,000   $202,500   $270,000   $337,500   $405,000    $472,500
  $950,000     $142,500   $213,750   $285,000   $356,250   $427,500    $498,750

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG FLUOR CORPORATION,
                    S&P 500 AND DJ HEAVY CONSTRUCTION GROUP

                                    [GRAPH]
---------------
(1) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index.

(2) The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1994 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization.

CHANGE OF CONTROL PROVISIONS IN CERTAIN PLANS

     Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

                                DIRECTORS' FEES

     Nine of the thirteen present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of

Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Each such director also receives a $2,000 annual California tax allowance. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in common stock of the Company. In calendar 1999, Peter J. Fluor, David P. Gardner, and Lord Robin
W. Renwick chose to defer all of their directors' fees; Dean R. O'Hare elected to defer his retainer fees and Carroll A. Campbell, Jr. chose to defer half of all his fees. Lord Renwick elected the common stock valuation method for half of his deferred fees and the interest factor method for the balance. Each other director deferring his fees elected the common stock valuation method.

     Under the Stock Plan for Non-Employee Directors (the "1995 Director Stock Plan"), Directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive, when they become Directors, 1,000 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. The value of 1,000 shares of stock on March 14, 1999, was $30,156.25. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1995 Director Stock Plan.

     In addition to benefits available under the 1995 Director Stock Plan, directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive grants of restricted common stock under the 1997 Fluor Restricted Stock Plan for Non-Employee Directors (the "1997 Director Stock Plan"). The 1997 Director Stock Plan provides for annual grants of 500 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan lapse once such stock has been held for at least six months, the applicable director has served on the Board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled. As of March 8, 1999, the value of 500 shares of stock was $18,171.88. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Director Stock Plan.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                   PROPOSAL 2

     The Board of Directors has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended October 31, 1999, to audit the financial statements of the Company for the fiscal year ending October 31, 2000. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting because the Board of Directors believes that it is a good corporate practice to seek shareholder ratification of the selection of independent auditors. If the appointment of Ernst & Young LLP is not ratified, the Board of Directors will evaluate the basis for the shareholders' vote when evaluating whether to renew the firm's engagement. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending October 31, 2000.

                                 OTHER BUSINESS

     The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

     The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by the shareholder, and (c) any material interest of the shareholder in such business.

                SHAREHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 2001 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than October 13, 2000. Under Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority at the 2001 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal between December 14, 2000, and January 13, 2001 (assuming that the Company's 2001 annual meeting of shareholders will be held on March 14, 2001), and the shareholder satisfies the other requirements of Rule 14a-4(c).

                                          /s/ LAWRENCE N. FISHER
                                          LAWRENCE N. FISHER
                                          Senior Vice President -- Law and
                                          Secretary

February 10, 2000
Aliso Viejo, California

                             Map for South Carolina

FLUOR CORPORATION

         PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MARCH 8, 2000

       The undersigned, a shareholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended October 31, 1999; and, revoking any proxy previously given, hereby constitutes and appoints J. C. Stein, J. O. Rollans and L.N. Fisher, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders of FLUOR CORPORATION, on Wednesday, March 8, 2000 at 9:00 a.m., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

       THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) OR OTHER RETIREMENT PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES' SAVINGS INVESTMENT PLAN OR THE FLUOR CORPORATION EMPLOYEES' PERFORMANCE PLAN (FORMERLY, THE FLUOR CORPORATION EMPLOYEES' RETIREMENT PLAN), THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AND IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.

                                    (continued and to be signed on reverse side)

                             *FOLD AND DETACH HERE*

                                FLUOR CORPORATION
                       2000 Annual Meeting of Shareholders
                                  March 8, 2000

   You are cordially invited to attend the 2000 Annual Meeting of Shareholders which will be held on Wednesday, March 8, 2000, beginning at 9:00 a.m. at:

                       The Hyatt Regency Greenville Hotel
                              220 North Main Street
                           Greenville, South Carolina

       A map is included on the last page of the Notice of Annual Meeting.

                                ADMITTANCE TICKET

  This ticket entitles you, the shareholder, and one guest to attend the 2000 Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted. We look forward to welcoming you on Wednesday, March 8.

--------------------------------------------------------------------------------
THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS        Please mark
DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY/VOTING     your votes as [X]
INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF THE     indicated in
FIVE NOMINEES AND FOR PROPOSAL 2.                          this example

--------------------------------------------------------------------------------
       The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.
--------------------------------------------------------------------------------
1. Election of Class I Directors: 01 Philip J. Carroll, Jr.,
   02 David P. Gardner, 03 Thomas L. Gossage, 04 Vilma S. Martinez and
   05 Dean R. O'Hare

 FOR all nominees listed      WITHHOLD AUTHORITY    INSTRUCTIONS: To withhold
 (except as marked to          to vote for all      authority to vote for any
     the contrary)             nominees listed      individual nominee, strike
        [ ]                         [ ]             a line through the nominee's
                                                    name in the list above.

--------------------------------------------------------------------------------
2. Ratification of the appointment of Ernst & Young LLP as auditors for 2000.

        FOR                       AGAINST                    ABSTAIN
        [ ]                         [ ]                        [ ]

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE                             I Plan to
Please mark the box if you have [ ]                   Attend    [ ]
written comments or an address                       Meeting
change on the reverse side

--------------------------------------
      ***IF YOU WISH TO VOTE BY
     TELEPHONE, PLEASE READ THE
        INSTRUCTIONS BELOW***
--------------------------------------


Signature                Signature                       Date
         ----------------           ---------------------     ------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                              *VOTE BY TELEPHONE*
                          QUICK *** EASY *** IMMEDIATE

--------------------------------------------------------------------------------
       ** IF YOU WISH TO VOTE YOUR SHARES BY TELEPHONE, PLEASE FOLLOW THE
                             INSTRUCTIONS BELOW **
--------------------------------------------------------------------------------

YOUR TELEPHONE INSTRUCTION WILL AUTHORIZE THE NAMED PROXIES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD

- You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

VOTE BY PHONE:    FOR U.S. STOCKHOLDERS ONLY, CALL TOLL-FREE ON A TOUCH-TONE
                  TELEPHONE 1-800-840-1208 ANYTIME. THERE IS NO CHARGE TO YOU
                  FOR THIS CALL.

After entering your Control Number you will hear these instructions.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
           Press 1.

When asked, please confirm your vote by Pressing 1.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal (1):  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions

Proposal (2):  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

When asked, please confirm your vote by Pressing 1.


If you vote by telephone, please do not mail in your proxy card, which would then be disregarded


                              THANK YOU FOR VOTING